LEUCADIA NATIONAL CORPORATION

315 Park Avenue South
New York, New York 10010
_____________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2011
_____________

April 13, 2011
To our common shareholders:

You are cordially invited to attend the annual meeting of shareholders of Leucadia National Corporation to be held on May 16, 2011, at 10:00 a.m., at PricewaterhouseCoopers LLP, PwC Auditorium, 300 Madison Avenue, New York, New York:

1. To elect eight directors.

2. To hold a non-binding, advisory vote on the approval of executive compensation.

3. To hold a non-binding, advisory vote on the frequency of future advisory votes on the approval of executive compensation.

4. To approve the 2011 Senior Executive Warrant Plan, which provides for the grant to each of Ian M. Cumming and Joseph S. Steinberg of warrants to purchase up to 2,000,000 common shares of the Company at a per share exercise price of 105% of the closing price of our common shares as quoted on the New York Stock Exchange on the date of grant.

5. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2011.

6. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

Only holders of record of our common shares at the close of business on March 21, 2011 will be entitled to notice of and to vote at the meeting.  Please vote your shares, either (i) by signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope, (ii) by telephone using the toll-free telephone number printed on the proxy card, or (iii) by voting on the Internet, using the instructions printed on the proxy card.  This will assure that your shares are represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 16, 2011:

This proxy statement and the accompanying annual report are available at: https://materials.proxyvote.com/527288.

By Order of the Board of Directors.

LAURA E. ULBRANDT
Assistant Vice President and Secretary

LEUCADIA NATIONAL CORPORATION

315 Park Avenue South
New York, New York 10010

PROXY STATEMENT

Annual Meeting of Shareholders

April 13, 2011

This proxy statement is being furnished to the shareholders of Leucadia National Corporation, a New York corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of shareholders of the Company to be held on May 16, 2011 and at any adjournments thereof.

At the meeting, shareholders will be asked:

1. To elect eight directors.

2. To hold a non-binding, advisory vote on the approval of executive compensation.

3. To hold a non-binding, advisory vote on the frequency of future advisory votes on the approval of executive compensation.

4. To approve the 2011 Senior Executive Warrant Plan, which provides for the grant to each of Ian M. Cumming and Joseph S. Steinberg of warrants to purchase up to 2,000,000 common shares of the Company at a per share exercise price of 105% of the closing price of our common shares as quoted on the New York Stock Exchange on the date of grant.

5. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2011.

6. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has fixed the close of business on March 21, 2011 as the record date for the determination of the holders of our common shares, par value $1.00 per share, entitled to notice of and to vote at the meeting.  Each eligible shareholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone.  At the close of business on March 21, 2011, there were 244,353,345 common shares entitled to vote.

This proxy statement and the accompanying form of proxy are first being sent to holders of the common shares on or about April 13, 2011.

THE MEETING

Date, Time and Place

The annual meeting will be held on May 16, 2011, at 10:00 a.m., at PricewaterhouseCoopers LLP, PwC Auditorium, 300 Madison Avenue, New York, New York.

Matters to be Considered

At the meeting, shareholders will be asked to consider and vote to: elect eight directors; to hold a non-binding, advisory vote on the approval of executive compensation; to hold a non-binding, advisory vote on the frequency of future advisory votes on the approval of executive compensation; to approve the 2011 Senior Executive Warrant Plan (the “2011 Warrant Plan”); and to ratify the selection of independent auditors.

See “ELECTION OF DIRECTORS,” “ADVISORY VOTE ON EXECUTIVE COMPENSATION,” “ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION,” “PROPOSED 2011 SENIOR EXECUTIVE WARRANT PLAN AND GRANT OF WARRANTS,” and “RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS.”  The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting.  If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

Shareholders as of the record date, i.e., the close of business on March 21, 2011, are entitled to notice of and to vote at the meeting.  As of the record date, there were 244,353,345 common shares outstanding and entitled to vote, with each share entitled to one vote.

Broker Non-Votes

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner.  Under New York Stock Exchange (“NYSE”) rules, brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes”.  The proposal to elect directors, to hold a non-binding, advisory vote on the approval of executive compensation, to hold a non-binding, advisory vote on the frequency of future advisory votes on the approval of executive compensation and to approve the proposed 2011 Warrant Plan and the grant of warrants are considered “non-routine”, which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions.  The proposal to approve the appointment of independent auditors, however, is considered a “routine” item, which means that brokerage firms may vote in their discretion regarding the appointment of independent auditors on behalf of beneficial owners who have not furnished voting instructions.  Because at least one routine item is to be voted upon at the meeting, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting of Shareholders.

Required Votes for Each Proposal

Election of Directors.  Under New York law, the affirmative vote of the holders of a plurality of the common shares voted at the meeting is required to elect each director.  Only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a plurality.  Shares present at the meeting that are not voted for a particular nominee, broker non-votes or shares present by proxy where the shareholder withholds authority to vote for the nominee will not be counted toward the nominee’s achievement of a plurality.

Advisory Approval of Executive Compensation.  The approval, on a non-binding advisory basis, of the compensation of the Company’s executive officers, requires the affirmative vote of the holders of a majority of the common shares voted at the meeting.  Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect for the purpose of determining whether the proposal has been approved.  The vote is advisory and therefore not binding on the Compensation Committee, the Board of Directors, or the Company.

Advisory Approval of the Frequency of the Advisory Vote on Executive Compensation.  The approval, on a non-binding advisory basis, of the frequency of the advisory vote on executive compensation as disclosed in this proxy statement, requires the affirmative vote of the holders of a plurality of the common shares voted at the meeting on this matter.  Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect for the purpose of determining whether a plurality has been achieved on this proposal.  The vote is advisory and therefore not binding on the Compensation Committee, the Board of Directors, or the Company.

2011 Senior Executive Warrant Plan.  The affirmative vote of the holders of a majority of the common shares voted at the meeting is required to approve the 2011 Warrant Plan, provided that, as NYSE rules also require, at least a majority of the Company’s outstanding shares are voted on the matter.  Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect for the purpose of determining whether the proposal has been approved by a majority of the shares voted.  However, because broker non-votes are not counted as votes cast under the NYSE approval requirements, they would make it more difficult to achieve the NYSE’s requirement that a majority of the outstanding shares vote on the matter.

Selection of Auditors.  Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors requires the affirmative vote of the holders of a majority of the common shares voted at the meeting.  Under New York law, abstentions, if any, will not be counted as votes cast and therefore will have no effect for the purpose of determining whether the proposal has been approved.

Ian M. Cumming, Chairman of the Board of Directors of our company, beneficially owns 21,783,343, or approximately 8.9%, of the common shares outstanding at the record date.  Joseph S. Steinberg, a Director and President of our Company, beneficially owns 24,567,501, or approximately 10.1%, of the common shares outstanding at the record date.  The Cumming Foundation, a private charitable foundation established by Mr. Cumming, beneficially owns 208,210 (less than .1%) of the common shares outstanding at the record date.  Cumming Philanthropic Organization, a Wyoming nonprofit corporation established by Mr. Cumming, owns 101,666 (less than .1%) of the common shares outstanding at the record date.  Mr. Cumming disclaims beneficial ownership of the common shares held by his charitable foundation and the nonprofit corporation.  Messrs. Cumming and Steinberg have advised us that they intend to cause all common shares that they beneficially own to be voted in favor of each nominee named herein, in favor of the compensation of the Company’s executive officers as disclosed in this proxy statement, in favor of an annual advisory vote on the compensation of the Company’s executive officers, in favor of the 2011 Warrant Plan and in favor of ratification of the selection of independent auditors.  Mr. Cumming has advised us that each of his charitable foundation and the nonprofit corporation intends to cause all of its common shares to be voted in favor of each nominee named herein, in favor of each of the foregoing proposals and in favor of ratification of the selection of independent auditors.  In addition to Messrs. Cumming and Steinberg, all of our other directors and officers beneficially own approximately .2% of the common shares outstanding at the record date, excluding common shares acquirable upon the exercise of options.

Voting and Revocation of Proxies

Shareholders are requested to vote by proxy in one of three ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

•	Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

Common shares represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein.  Subject to the broker non-vote rules discussed under “Required Votes,” if instructions are not given, proxies will be voted for election of each nominee for director named, for the approval, on a non-binding advisory basis, of the executive compensation of the Company’s Named Executive Officers, for the approval, on a non-binding advisory basis, of an advisory vote on executive compensation every 1 year, for the approval of the 2011 Warrant Plan and the grant of warrants thereunder, and for ratification of the selection of independent auditors.

Voting instructions, including instructions for both telephonic and Internet voting, are provided on the proxy card.  The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly.  A control number, located on the proxy card, will identify shareholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded.  Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.  If you do vote by Internet or telephone, it will not be necessary to return your proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder.  The availability of Internet and telephone voting will depend on their voting procedures.

If a shareholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.

Any proxy signed and returned by a shareholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at the Company’s address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting.  Attendance at the meeting will not alone constitute revocation of a proxy.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on March 21, 2011, in order to vote your shares at the meeting.

Electronic Delivery of Proxy Materials and Annual Report

This proxy statement and the accompanying annual report are available at: https://materials.proxyvote.com/527288.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.”  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Annual Report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, American Stock Transfer and Trust Company, LLC (in writing: 6201 15th Avenue, Brooklyn, New York 11219; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200).

If we are householding materials to your address and you wish to receive a separate copy of the 2010 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact American Stock Transfer and Trust Company as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting.  In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise.  These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation.  In addition to solicitation by our directors, officers and employees, we have engaged Innisfree M&A Incorporated, a proxy solicitation agent, in connection with the solicitation of proxies for the meeting.  We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $12,000.  Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Independent Auditors

We have been advised that representatives of PricewaterhouseCoopers LLP, our independent auditors for 2010, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

ELECTION OF DIRECTORS

At the meeting, eight directors are to be elected to serve until the next meeting or until their successors are elected and qualified.  Each of the following nominees is currently serving as a director.  The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the eight nominees named by the Board of Directors and listed on the following table.  The Board of Directors does not expect that any of the nominees will be unavailable for election as a director.  However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for the substitute nominees as the Board of Directors may propose.  The following information is as of March 21, 2011.

Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should be nominated for re-election as a director of the Company at the Company’s 2011 Annual Meeting of Shareholders.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any
Ian M. Cumming, Chairman of the Board
Mr. Cumming, 70, has served as a director and our Chairman of the Board since June 1978.  Mr. Cumming is also a director of Skywest, Inc., a Utah-based regional air carrier, and HomeFed Corporation (“HomeFed”), a publicly held real estate development company, in which we have an approximate 31.4% equity interest; Mr. Cumming has an approximate 7.7% equity interest in HomeFed and a private charitable foundation, as to which Mr. Cumming disclaims beneficial ownership, has an approximate 2.2% equity interest in HomeFed.  Mr. Cumming is a director of Fortescue Metals Group Ltd (“Fortescue”), an Australian public company that is engaged in the mining of iron ore, in which we have an approximate 8% equity interest.  Mr. Cumming is also a director of Jefferies Group, Inc. (“Jefferies”), a publicly held full service global investment bank and institutional securities firm serving companies and other investors, in which we have an approximate 28% interest.  Mr. Cumming previously served as a director and was Chairman of the Board of The FINOVA Group Inc. (“FINOVA”) and was a director of AmeriCredit Corp. (“AmeriCredit”).

Mr. Cumming has managerial and investing experience in a broad range of businesses through his more than 30 years as Chairman and Chief Executive Officer of the Company.  He also has experience serving on the boards of directors and committees of both public and private companies.

Paul M. Dougan
Mr. Dougan, 73, has served as a director since May 1985. Mr. Dougan is a private investor.  Until July 2004, he was a director and President and Chief Executive Officer of Equity Oil Company, a company engaged in oil and gas exploration and production.

Mr. Dougan has managerial experience in the independent energy sector, particularly in connection with exploration of natural resources and development of energy related businesses and in real estate development.  He also has experience serving on the boards of directors of both public and private companies.  He has served on committees of the Company’s Board of Directors.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any
Alan J. Hirschfield
Mr. Hirschfield, 75, has served as a director since April 2004.  Mr. Hirschfield is a private investor and consultant. Mr. Hirschfield has held executive positions in the financial information services industry and the entertainment industry.  He is a director and Chairman of the Audit Committee of Carmike Cinemas, Inc., a publicly-held motion picture exhibitor in the United States and is a director and Chairman of the Compensation Committee of Cantel Medical Corp., a healthcare company.  He was formerly a director of Interactive Data Corporation.

Mr. Hirschfield has managerial experience in the media and entertainment sector, as well as in investment banking and real estate.  He also has experience serving on the boards of directors of both public and private companies.  He has served on committees of both public and private companies, including audit committees (serving as chair), as well as serving on the Company’s Audit Committee.

James E. Jordan
Mr. Jordan, 67, has served as a director since February 1981.  Mr. Jordan is a private investor.  He was the Managing Director of Arnhold and S. Bleichroeder Advisers, LLC, a privately owned global investment management company from July 2002 to June 2005.  Mr. Jordan is a director of the First Eagle family of mutual funds and JZ Capital Partners Plc., a Guernsey registered investment trust company.

Mr. Jordan has managerial experience in the financial sector, particularly in the area of asset management both in the U.S. and foreign markets.  He also has experience serving on the boards of directors of both public and private companies.  He has served on committees of the Company’s Board of Directors, including serving as Chair of the Company’s Nominating and Corporate Governance Committee and formerly serving as Chair of the Company’s Audit Committee.

Jeffrey C. Keil
Mr. Keil, 67, has served as a director since April 2004. Mr. Keil is a private investor who had been President and a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York from 1984 to 1996. Mr. Keil is currently a director of a privately held trust company, the non-executive chairman of a privately held registered investment advisor and a director of a privately held wealth manager.  Mr. Keil was formerly a director of Presidential Life Insurance Company and Anthracite Capital, Inc., a specialty real estate finance company.

Mr. Keil has managerial experience in the domestic and international banking sector, as well as in real estate and investing.  He also has experience serving on the boards of directors of both public and private companies.  He has served on committees of both public and private companies, including audit committees, as well as serving as Chair of the Company’s Audit Committee.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any
Jesse Clyde Nichols, III
Mr. Nichols, 71, has served as a director since June 1978. Mr. Nichols is a private investor. He was President, from May 1974 through 2000, of Nichols Industries, Inc., a diversified holding company.

Mr. Nichols has managerial experience in the manufacturing sector.  He also has experience serving on the boards of directors of both public and private companies.  He has served on committees of the Company’s Board of Directors, as well as serving as Chair of the Company’s Compensation Committee.

Michael Sorkin
Mr. Sorkin, 68, has served as a Vice Chairman of N M Rothschild Corporate Finance Limited, the U.K. arm of the family controlled Rothschild banking group, since 2001. In addition, since 2002 he has served as a non executive director of St. James’s Place PLC, a company engaged in wealth management services.  Mr. Sorkin also serves on the board of directors of Almar Plc.  Mr. Sorkin was formerly a director of JZ Equity Partners Plc.

Mr. Sorkin has management and strategic experience in the international investment banking and financial services sector.  He also has experience advising companies on international transactions, and has served on the boards of directors of both public and private companies.

Joseph S. Steinberg, President
Mr. Steinberg, 67, has served as a director since December 1978 and as our President since January 1979.  Mr. Steinberg is Chairman of the Board of HomeFed; Mr. Steinberg has an approximate 8.6% equity interest in HomeFed, trusts for the benefit of Mr. Steinberg’s children have an approximate .8% equity interest in HomeFed, a private charitable trust, as to which Mr. Steinberg disclaims beneficial ownership, has an approximate .5% equity interest in HomeFed and a private trust, as to which Mr. Steinberg disclaims beneficial ownership, has an approximate .3% equity interest in HomeFed.  Mr. Steinberg is also a director of Jefferies.  Mr. Steinberg was a director of Fortescue from August 2006 to August 2009.  Mr. Steinberg previously served as a director of FINOVA, White Mountains Insurance Group and Jordan Industries Inc.

Mr. Steinberg has managerial and investing experience in a broad range of businesses through his more than 30 years as President and a director of the Company.  He also has experience serving on the boards of directors and committees of both public and private companies.

The Board of Directors recommends a vote FOR the above-named nominees.

INFORMATION CONCERNING

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Independence

Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website, www.leucadia.com, the Board of Directors is required to affirmatively determine that a majority of the directors is independent under the listing standards of the NYSE, the exchange on which the Company’s common shares are traded.  In accordance with the Guidelines, the Board of Directors undertakes an annual review of director independence.  During this review, the Board considers all transactions and relationships between each director or any member of his immediate family and the Company, and its subsidiaries and affiliates.  The Board also examines transactions and relationships between directors or their affiliates and Ian M. Cumming, our Chairman of the Board, and Joseph S. Steinberg, our President, and their respective affiliates.  The purpose of this review is to determine whether any such relationships or transactions is considered a “material relationship” that would be inconsistent with a determination that a director is independent.  The Board has not adopted any “categorical standards” for assessing independence, preferring instead to consider and disclose existing relationships with the non-management directors and the Company, Mr. Cumming or Mr. Steinberg.

As a result of this review, on March 7, 2011, the Board affirmatively determined that, other than Mr. Cumming and Mr. Steinberg, all of the current directors are independent of the Company and its management.  In determining that all of the directors other than Mr. Cumming and Mr. Steinberg are independent, the Board reviewed the NYSE corporate governance rules and also determined that the following relationships are not material relationships and therefore do not affect the independence determination:  Mr. Cumming and Mr. Hirschfield are passive investors, each with a 25.9% passive interest, in a regional internet service provider; Mr. Cumming is a 7.1% passive stockholder in a restaurant that is 50% owned by Mr. Hirschfield; Mr. Dougan’s son-in-law is the Associate Director of the State of Utah School and Institutional Trust Lands Administration, a state agency that continues to oversee relations with the Company with respect to certain parcels of land and as to which Mr. Dougan’s son-in-law has no financial interest; Mr. Keil is a trustee of several trusts (certain of which hold our common shares) for the benefit of Mr. Steinberg’s children and other family members (for which Mr. Keil receives no remuneration); Mr. Keil’s daughter is the principal of a non-profit charter school to which Mr. Steinberg, through a charitable trust, donated $50,000 in 2006, $10,000 in 2007, $5,000 in 2009 and $10,000 in 2010 and to which Mr. Cumming, through a charitable foundation, donated $25,000 in 2006; in August 2007, Mr. Keil acquired an interest in a Swiss investment management company with approximately $1 billion under management that prior to 2009 managed certain funds for Mr. Steinberg and his charitable trust (Mr. Steinberg was a client of the Swiss firm before Mr. Keil acquired his interest in the firm) and for which Mr. Steinberg and the charitable trust paid the Swiss firm approximately $59,000, $42,000 and $0 in fees for 2007, 2008 and 2009, respectively; Mr. Keil’s son-in-law was an at will employee of the Company from April 2007 to February 2010 (as discussed under “Certain Relationships and Related Person Transactions”); and N M Rothschild Corporate Finance Limited, the investment bank of which Mr. Sorkin is an Executive Vice Chairman, has performed investment banking services for the Company in the past, but has not provided any such services in the past four years.

In addition, as stated in the Corporate Governance Guidelines, the Board has determined that friendship among directors shall not in and of itself be a basis for determining that a director is not independent for purposes of serving on the Board.

Board Structure and Risk Oversight

Mr. Cumming serves as our Chairman of the Board and our Chief Executive Officer pursuant to the terms of his employment agreement with the Company and the Bylaws of the Company.  Mr. Cumming has served as the Chairman of the Board and Chief Executive Officer of the Company for more than 30 years.  In addition, Joseph S. Steinberg has served as President of the Company pursuant to the terms of his employment agreement with the Company and the Bylaws of the Company, for more than 30 years.  Messrs. Cumming and Steinberg are our principal executive officers and work together to provide the

Company with its senior leadership.  The Board believes that the Company has benefited from this structure and, based upon Mr. Cumming’s and Mr. Steinberg’s more than 30 years of combined leadership, Mr. Cumming’s continuation in the combined role of the Chairman and Chief Executive Officer, together with Mr. Steinberg’s role as President, is in the best interests of the shareholders.

All directors of the Company other than Mr. Cumming and Mr. Steinberg are independent under the NYSE independence standards discussed above, and all committees of the Board (other than the Executive Committee which did not meet last year) are composed entirely of independent directors. The Board regularly meets in executive session without management present, and these meetings are chaired by the Board’s presiding director in accordance with the Company’s Corporate Governance Guidelines.  During 2010, Alan J. Hirschfield served as presiding director.

The Board of Directors is responsible for the general oversight of risks that affect the Company, and has delegated the day-to-day authority for risk management to Messrs. Cumming and Steinberg, our Chairman and our President, respectively.  The Board receives regular reports on the operations of the Company from Messrs. Cumming and Steinberg and other members of management as appropriate and discusses risks related thereto.  In exercising its oversight responsibilities, the Board considers potential investments that require expenditure above $100 million, a financial threshold approved by the Board, with general delegation to Messrs. Cumming and Steinberg of approval for matters below that threshold.  The Board also fulfills its oversight role through the operations of its various committees, including its Audit Committee.  All committees of the Board provide periodic reports to the Board on their activities.  The Audit Committee has responsibility for risk oversight in connection with its review of the Company’s financial reports filed with the SEC.  The Audit Committee receives reports from the Company’s Chief Financial Officer and its independent auditors in connection with the review of the Company’s quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters.  When reporting on such matters, the Company’s independent auditors also provide their assessment of management’s report and conclusions.  The Audit Committee also receives reports from the Company’s Chief Compliance Officer in accordance with the Company’s whistle blower policy. The Audit Committee also oversees the Company’s Related Party Transaction Policy.

The Board believes that its compensation policies do not reward employees for imprudent risk taking.  The Company surveyed the compensation plans of its operating companies for all employees and reviewed the discretionary incentive compensation practice for corporate employees.  As a result of its review, the Company concluded that none of its compensation plans or practices fosters imprudent risk-taking.

Certain Relationships and Related Person Transactions

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted a policy for the review, approval and ratification of transactions that involve “related persons” and potential conflicts of interest (the “Related Person Transaction Policy”).

The Related Person Transaction Policy applies to the following individuals (each a “Related Person”):  each director and executive officer of the Company; any nominee for election as a director of the Company; any security holder who is known to own of record or beneficially more than five percent of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons; and any corporation, firm, association or their entity in which one or more directors of the Company are directors or officers (other than where serving as such at the request of the Company), or have a substantial financial interest (other than through the Company).  Any equity interest in any corporation, firm, association or other entity received by any director or executive officer of the Company as a result of his serving as a director or executive officer of another entity at the request of the Company shall not be deemed to be a substantial financial interest in such other entity for purposes of the Related Person Transaction Policy.

Under the Related Person Transaction Policy, a Related Person Transaction is defined as a transaction or arrangement involving a Related Person in which the Company is a participant or that would require disclosure in the Company’s filings with the SEC as a transaction with a Related Person.

Under the Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential Related Person Transactions and must disclose all material facts with respect to such interest.  All Related Person Transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified.  In determining whether to approve or ratify a Related Person Transaction the Audit Committee will consider the relevant facts and circumstances of the Related Person Transaction which may include factors such as the relationship of the Related Person with the Company, the materiality or significance of the transaction to the Company and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operation.  Related Person Transactions having a value of $120,000 or more are disclosed below in accordance with the rules of the SEC.

Related Person Transactions

The Company is party to a Services Agreement with each of Messrs. Cumming and Steinberg, each dated as of January 1, 2004, pursuant to which the Company has agreed to provide certain services for Messrs. Cumming and Steinberg and/or their affiliated entities, if such services are requested.  Such services include accounting and cash management services and tax services and, with respect to Mr. Steinberg, transportation services.  Mr. Steinberg paid the Company $331,000 for services rendered by the Company in 2010 under his agreement and has advanced the Company $168,000 for services to be rendered by the Company in 2011.  Mr. Cumming did not receive any services under his Services Agreement in 2010 and does not expect to receive any services in the future; accordingly, he has not advanced the Company any funds for future services.

Mr. Steinberg’s brother, Morton M. Steinberg, is a partner in the law firm DLA Piper LLP (US), a member of DLA Piper, a global legal services organization whose members have offices in twenty-nine countries.  During 2010, the Company paid approximately $2,330,000 in aggregate fees to such firm for legal services rendered to the Company.  This amount represents less than .3% of all fees received by DLA Piper LLP (US) in 2010.  Mr. Morton Steinberg has a less than 1% partnership interest in DLA Piper LLP (US).

From April 1, 2007 to February 2010, the Company engaged Patrick Q. Riordan, the son-in-law of Jeffrey C. Keil, a director of the Company and Chairman of the Company’s Audit Committee, as an at-will employee of a subsidiary.  Pursuant to such arrangement, Mr. Riordan received an annual salary of $300,000 and was entitled to an annual cash bonus of at least $50,000.  In 2007, 2008 and 2009 the Company paid Mr. Riordan $220,385, $361,723 and $370,723, respectively.  Mr. Riordan was engaged to identify new investment opportunities for the Company, and if any such opportunities were consummated, he was entitled to a profits interest to be determined by the Company in each such instance, subject to the Company's having received a preferred rate of return on such investment.  In February 2010, Mr. Riordan left the Company’s employment to pursue other opportunities.  Mr. Riordan was paid $161,296 in 2010.

The Audit Committee or the Board have approved or ratified each of the foregoing Related Person Transactions.

Meetings and Committees

During 2010, the Board of Directors held thirteen meetings and took action on numerous other occasions.

The Board of Directors has a standing Audit Committee, Executive Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The functions of the Audit Committee, established in accordance with the requirements of the SEC, are to assist the Board of Directors in fulfilling its responsibility to oversee the conduct and integrity of our financial reporting and financial statements filed with the SEC, the scope and performance of our internal audit function, our systems of internal accounting and financial disclosure controls, compliance with legal and regulatory requirements, our Code of Business Practice and Code of Practice, and preparation of the audit committee report.  In discharging its duties, the Audit Committee, among other things, has the sole authority to appoint (subject to shareholder ratification, which is not binding on the Audit Committee), compensate (including fee pre-approvals), evaluate and replace the independent auditors, oversee their scope of work, independence and their engagement for any other services, and meets independently with those persons performing the Company’s internal auditing function, as well as the Company’s independent auditors and senior management.

During 2010, the Audit Committee met with management and/or the independent auditors six times and met once during 2011.  At such meetings, the Audit Committee met with the independent auditors without management present.  The Board of Directors has adopted a charter for the Audit Committee, which is available on our website.  See “ANNUAL REPORT AND COMPANY INFORMATION” below.  The Audit Committee consists of Messrs. Keil (Chairman), Dougan, Hirschfield, Jordan and Nichols.  The Board has determined that each of Messrs. Keil and Hirschfield is qualified as an audit committee financial expert within the meaning of regulations of the SEC, thereby satisfying the financial expertise requirement of the listing standards of the NYSE, and that each member of the Audit Committee is financially literate.

The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of our business at such times as the full Board of Directors is unavailable in accordance with New York law.  The Executive Committee consists of Messrs. Cumming (Chairman), Keil, Jordan and Steinberg.  The Executive Committee did not meet in 2010.

The functions of the Compensation Committee are to determine and approve the compensation of the Chairman of the Board and President including under the 2003 Senior Executive Annual Incentive Bonus Plan (as amended), make recommendations to the Board of Directors with respect to compensation of our other executive officers in consultation with Messrs. Cumming and Steinberg, including with respect to our employee benefit and incentive plans, and to administer our stock option plan.  The Board of Directors has adopted a charter for the Compensation Committee, which is available on our website.  See “ANNUAL REPORT AND COMPANY INFORMATION” below.  The Compensation Committee met nine times in 2010 and met four times during 2011.  The Compensation Committee consists of Messrs. Nichols (Chairman), Dougan and Jordan.

The function of the Nominating and Corporate Governance Committee is to assist the Board by identifying qualified candidates to serve as directors and recommend to the Board candidates for election to the Board, to develop and recommend to the Board corporate governance guidelines, and to oversee the evaluations of the Board and management.  In selecting nominees to the Board of Directors, the Nominating and Corporate Governance Committee assesses the independence of the candidates and their ability to comply with the Company Corporate Governance Guidelines.

The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is also available on our website.  See “ANNUAL REPORT AND COMPANY INFORMATION” below.  The Nominating and Corporate Governance Committee met twice and took action on one other occasion during 2010 and met once and took action on one other occasion during 2011.  The Nominating and Corporate Governance Committee consists of Messrs. Jordan (Chairman), Dougan and Nichols.

A shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice of that shareholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of shareholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting, and, with respect to an election to be held at a special meeting of shareholders, not later than the tenth day following the date on which notice of the meeting is first given to shareholders.  The notice shall include the name and address of the shareholder and his or her nominees, a representation that the shareholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the shareholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the shareholder’s nominees, and the consent of each nominee to serve as a director of the Company if so elected.  We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.  We did not receive any nominations from shareholders for election as directors at the meeting.  See “PROPOSALS BY SHAREHOLDERS” for the deadline for nominating persons for election as directors for the 2012 annual meeting.

Attendance

All directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served.  Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the shareholders, the Board and committees of which he is a member.  All directors attended the annual meeting of shareholders in May 2010.  A copy of our Corporate Governance Guidelines is available on our website.

Meetings of Non-Management Directors

The Board of Directors has determined that the non-management members of the Board of Directors will meet regularly in executive session outside the presence of any member of management, in conjunction with regularly scheduled meetings of the Board.  No formal Board action may be taken at any executive session.  The non-management directors select a presiding director to chair executive sessions who will serve for a one year term.  Mr. Alan Hirschfield was the presiding director for 2010.  Mr. Michael Sorkin has been selected to serve as the presiding director for 2011.

Communicating with the Board

Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to the non-management members of the Board of Directors, c/o Corporate Secretary, Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.  The Corporate Secretary will review all correspondence and regularly forward to the non-management members of the Board a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention.  Non-management directors may at any time review a log of all correspondence received by the Company that is addressed to non-management members of the Board and request copies of all such correspondence.  Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Code of Practice

We have a Code of Business Practice, which is applicable to all directors, officers and employees of the Company, and includes a Code of Practice applicable to our principal executive officers and senior financial officers.  Both the Code of Business Practice and the Code of Practice are available on our website.  We intend to post amendments to or waivers from our Code of Practice applicable to our principal executive officers and senior financial officers on our website.

INFORMATION ON STOCK OWNERSHIP

Present Beneficial Ownership of Common Shares

Set forth below is certain information as of March 21, 2011, with respect to the beneficial ownership of common shares by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common shares, which is our only class of voting securities, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” (4) the charitable foundation established by Mr. Cumming and (5) all of our executive officers and directors as a group.  Unless otherwise stated, the business address of each person listed is c/o Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class
Group consisting of Fairholme Capital Management, L.L.C, Fairholme Funds, Inc. and Bruce R. Berkowitz (a)(b)	19,007,921		7.8%
Ian M. Cumming	21,783,343	(c)(d)	8.9%
Paul M. Dougan	30,050	(e)	*
Alan J. Hirschfield	45,000	(f)	*
James E. Jordan	133,750	(g)	*
Jeffrey C. Keil	24,000	(g)	*
Thomas E. Mara	119,518	(h)	*
Jesse Clyde Nichols, III	210,026	(i)	*
Joseph A. Orlando	101,068	(h)	*
Michael Sorkin	1,500	(j)	*
Joseph S. Steinberg	24,567,501	(d)(k)	10.1%
Justin R. Wheeler	127,758	(l)	*
Cumming Foundation	208,210	(m)	*
Cumming Philanthropic Organization	101,666	(n)	*
All directors and executive officers as a group (14 persons)	47,365,302	(o)	19.3%
___________________

*  Less than .1%.

(a)	The business address of these beneficial owners is c/o Fairholme Capital Management, L.L.C., 4400 Biscayne Boulevard, 9th Floor, Miami, Florida 33137.

(b)
Based upon a Schedule 13G filed February 14, 2011, by Fairholme Capital Management, L.L.C, Fairholme Funds, Inc. and Bruce R. Berkowitz (together, “Fairholme”), other than 128,775 common shares beneficially owned by Mr. Berkowitz (the “Berkowitz shares”), the securities reported in Fairholme’s Schedule 13G are owned by various investment vehicles managed by Fairholme Capital Management, L.L.C.  (“FCM”).  FCM and Fairholme Funds, Inc. disclaim beneficial ownership of the common shares reported by them in Fairholme’s Schedule 13G; Mr. Berkowitz disclaims beneficial ownership of all of the common shares reported in Fairholme’s Schedule 13G, other than the Berkowitz shares.

(c)
Includes 216,000 (less than .1%) common shares beneficially owned by Mr. Cumming’s wife, as to which Mr. Cumming may be deemed to be the beneficial owner.  Also includes 5,000,000 shares as collateral for a line of credit.

(d)	Messrs. Cumming and Steinberg have an oral agreement pursuant to which they will consult with each other as to the election of a mutually acceptable Board of Directors of the Company.

(e)
Includes 9,000 common shares that may be acquired upon the exercise of currently exercisable stock options and 300 (less than .1%) common shares owned by Mr. Dougan’s wife as to which Mr. Dougan disclaims beneficial ownership.

(f)	Includes 5,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(g)	Includes 9,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(h)	Includes 100,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(i)
Includes 8,000 common shares that may be acquired upon the exercise of currently exercisable stock options and 127,876 (less than .1%) common shares held by a revocable trust for Mr. Nichols’ benefit in a managed account, 23,164 (less than .1%) common shares beneficially owned by Mr. Nichols’ wife (directly and indirectly through a majority owned company) and 15,018 shares held by a trust for the benefit of Mr. Nichol’s minor children as to which Mr. Nichols may be deemed to be the beneficial owner.

(j)	Includes 1,500 common shares that may be acquired upon the exercise of currently exercisable stock options.

(k)
Includes 139,200 (less than .1%) common shares beneficially owned by Mr. Steinberg’s wife and daughter, 19,636,424 (8.0%) common shares held by corporations that are wholly owned by Mr. Steinberg, or by corporations that are wholly owned by a family trust as to which Mr. Steinberg has sole voting and dispositive control, 2,339,712 (1.0%) common shares held in a trust for the benefit of Mr. Steinberg’s children as to which Mr. Steinberg may be deemed to be the beneficial owner.

(l)	Includes 120,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(m)	Mr. Cumming is a trustee and President of the foundation and disclaims beneficial ownership of the common shares held by the foundation.

(n)	Mr. Cumming is a director and President of Cumming Philanthropic Organization and disclaims beneficial ownership of the common shares held by the organization.

(o)
Includes 300 common shares owned of record by the spouses of certain directors of the Company, as to which each such director disclaims beneficial ownership; 41,500 common shares that may be acquired by directors pursuant to the exercise of currently exercisable stock options; and 496,000 common shares that may be acquired by certain officers pursuant to the exercise of currently exercisable stock options.

As of March 21, 2011, Cede & Co. held of record 194,648,054 shares (approximately 79.7% of the total number of common shares outstanding).  Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

As described in our Form 10-K for the year ended December 31, 2010, our common shares are subject to transfer restrictions that are designed to reduce the possibility that certain changes in ownership could result in limitations on the use of our significant tax attributes.  Our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of 5% or more of our common shares and the ability of persons or entities now owning 5% or more of our common shares from acquiring additional common shares.  Shareholders (and prospective shareholders) are advised that, under the tax law rules incorporated in these provisions, the acquisition of even a single common share may be proscribed under our certificate of incorporation, given (among other things) the tax law ownership attribution rules as well as the tax law rules applicable to acquisitions made in coordination with or in concert with others.  The restriction will remain until the earliest of (a) December 31, 2024, (b) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any comparable successor provision) and (c) the beginning of our taxable year to which these tax attributes may no longer be carried forward. The restriction may be waived by our Board of Directors. Shareholders are advised to carefully monitor their ownership of our common shares and consult their own legal advisors and/or us to determine whether their ownership of our common shares approaches the proscribed level.  Based upon discussions with Fairholme, we believe that the beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of common shares by Fairholme as reflected in the table above is not in violation of the transfer restrictions contained in our certificate of incorporation.

Equity Compensation Plan Information
The following table summarizes information regarding the Company’s equity compensation plans as of December 31, 2010.  All outstanding awards relate to the Company’s common shares.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation Plans approved by security holders	6,622,500	$28.16	941,650
Equity compensation Plans not approved by security holders	_	_	_
Total	6,622,500	$28.16	941,650

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Introduction

Our principal executive officers, Ian M. Cumming and Joseph S. Steinberg, in consultation with the Compensation Committee, establish our compensation philosophy and executive compensation program.  The Compensation Committee determines and approves the compensation of Messrs. Cumming and Steinberg, including bonus compensation under the 2003 Senior Executive Annual Incentive Bonus Plan, as amended (the “Bonus Plan”), and makes recommendations to the Board of Directors, in consultation with Messrs. Cumming and Steinberg, with respect to the compensation of the other executive officers of the Company including those named in the Summary Compensation Table (the “Senior Executive Officers” and together with Mr. Cumming and Mr. Steinberg, the “Named Executive Officers”).

Compensation Objectives and Philosophy

Our compensation philosophy is based upon rewarding our executive officers for current and past contributions, performance and dedication and providing incentives for superior long-term performance.  We continue to believe that there should be a strong link between pay and performance for both the Company and the individual.  Accordingly, a large percentage of annual compensation consists of discretionary bonus compensation.  This ensures that compensation paid to an executive reflects the individual’s specific contributions during the year, the level and degree of complexity involved in his/her contributions to the Company and the Company’s overall performance.

In determining the compensation of our Named Executive Officers for 2010, the Compensation Committee, together with Messrs. Cumming and Steinberg considered the Company’s financial performance as well as current economic conditions.  Our Senior Executive Officers received significant increases in their discretionary bonuses for 2010 in light of the Company’s overall performance.

In accordance with the Company’s practice, bonuses for 2010 for Messrs. Cumming and Steinberg will be considered by the Compensation Committee at their meeting following the 2011 Annual Shareholders Meeting.

Role of Principal Executive Officers in Compensation Decisions

In determining executive compensation, the Compensation Committee works with Messrs. Cumming and Steinberg.  In January of each year, Messrs. Cumming and Steinberg meet with the Compensation Committee to report their recommendations for the prior year’s bonus and current year’s salary levels for the Senior Executive Officers.

Setting Executive Compensation

In determining compensation for our Senior Executive Officers, neither the Compensation Committee nor Messrs. Cumming and Steinberg rely on any specific formula, benchmarking or pre-determined targets.  In making their recommendations to the Compensation Committee, Messrs. Cumming and Steinberg focus primarily on their subjective determination of the performance of the individual executive officer, as well as on the performance of the Company and general economic conditions.

In considering executive compensation, Messrs. Cumming and Steinberg take into account the dedication, institutional knowledge and significant contributions (which may involve restructuring newly acquired enterprises or managing and maximizing the value of existing or potential businesses and investments, the success of which may not be evident for several years) that our executive officers bring to the Company, as well as the status of the Company’s investments.  Messrs. Cumming and Steinberg report their compensation proposals to the Compensation Committee for its consideration and recommendation to the full Board of Directors for its approval.

Elements of Compensation

In an effort to reflect our compensation philosophy and keep our compensation program as straightforward as possible, in 2010 our compensation package for Named Executive Officers consisted of four basic elements:

(1)           base salary;

(2)           annual bonus compensation (which for Messrs. Cumming and Steinberg has historically been governed by our shareholder approved Bonus Plan discussed below);

(3)           long-term incentives in the form of stock options granted pursuant to our shareholder approved Amended and Restated 1999 Stock Option Plan (the “Option Plan”), for executive officers other than Messrs. Cumming and Steinberg, and warrants granted pursuant to our shareholder approved 2006 Senior Executive Warrant Plan (the “2006 Warrant Plan”) for Messrs. Cumming and Steinberg.  (The warrants were due to expire on March 5, 2011 and were exercised by each of Messrs. Cumming and Steinberg prior to their expiration.  A new 2011 Warrant Plan has been approved by the Compensation Committee and the Board, and warrants have been granted thereunder, subject to shareholder approval to be considered at the 2011 Annual Meeting of Shareholders.  See “PROPOSED 2011 SENIOR EXECUTIVE WARRANT PLAN AND GRANT OF WARRANTS” below); and

(4)           retirement benefits pursuant to our Savings and Retirement Plan and Deferred Compensation Retirement Plan.

Other elements of compensation include medical and life insurance benefits available to employees generally.  Additionally, certain perquisites may be available to executive officers that are not available to other employees generally.  See “Other Benefits; Executive Perquisites” below.

Each element of compensation has a different purpose.  Salary and bonus payments are designed mainly to reward current and past performance.  Stock options and warrants are primarily designed to provide strong incentive for superior long-term future performance and are directly linked to shareholders’ interests because the value of the awards will increase or decrease based upon the future price of the Company’s common shares.  Retirement benefits are designed to provide employees with income after they retire, and the Company’s annual contribution is determined based upon a combination of an employee’s age and years of service.

Other than Messrs. Cumming and Steinberg, none of our executive officers is a party to an employment agreement with the Company, although Messrs. Mara, Orlando and Wheeler each are party to retention agreements with the Company, as described in this Proxy Statement.

Base Salary

Base salary is consistent with the executive’s office and level of responsibility, with annual salary increases that generally amount to a small percentage of the executive’s prior base salary, primarily reflecting cost of living increases.  However, individual annual salary increases may be significant to reflect an executive’s increase in office and/or responsibility.  Base salary of executive officers other than Messrs. Cumming and Steinberg is determined by the Board of Directors after considering the recommendation of the Compensation Committee in consultation with Messrs. Cumming and Steinberg.  Base salary of Messrs. Cumming and Steinberg is based upon their employment agreements discussed in greater detail below.

Short-Term Incentives – Annual Bonus Compensation

Bonus compensation of executive officers, other than Messrs. Cumming and Steinberg, is determined by the Board on the basis of recommendations made by the Compensation Committee upon consultation with Messrs. Cumming and Steinberg based on their subjective assessment of an executive’s performance and the Company’s performance.

Bonus Compensation for Messrs. Cumming and Steinberg is determined by the Compensation Committee principally pursuant to the terms of the Bonus Plan, although the Compensation Committee may award bonuses to Messrs. Cumming and Steinberg in addition to the amounts provided under the Bonus Plan.  The Bonus Plan provides for an annual incentive bonus to each of Messrs. Cumming and Steinberg in an amount equal to 1.35% of the audited pre-tax earnings of the Company and its consolidated subsidiaries for each year through 2014, subject to reduction by the Compensation Committee, in its sole discretion.

Additionally, in 2010 all employees of Leucadia National Corporation (but not all subsidiaries) received an annual discretionary year-end bonus equal to 3% of base salary.

Long-Term Incentives – Stock Options

By means of our Option Plan, we seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling the positions.  From time to time, stock options may be awarded which, under the terms of the Option Plan, permit the executive officer or other employee to purchase common shares of the Company, after vesting, at not less than the fair market value of the common shares on the date of grant of the stock option.  Since employees only realize a gain if the price of the common shares increases during the period of the option, shareholder and executive officer interests are aligned.  Options granted to executive officers generally become exercisable at the rate of 20% per year, commencing approximately one year after the date of grant.  As with base salary and bonuses, the amount of stock options awarded to an executive officer is not based on any specific formula, but rather on a subjective assessment of the executive’s level and performance, as well as the date and extent of prior option grants.  Options are granted to executive officers by the Compensation Committee upon the recommendation of Messrs. Cumming and Steinberg.  Options are not granted according to a set schedule; however, since 2000 the Compensation Committee has granted options every other year.  Options are priced at the closing price on the date of grant and are not granted to precede the announcement of favorable information.

On March 1, 2010, we granted an option to purchase 100,000 common shares of the Company to Justin R. Wheeler at an exercise price of $24.37.  In determining the option award, consideration was given to the number of options and the exercise price of such options previously granted to Mr. Wheeler.  On December 6, 2010, we granted options to purchase common shares of the Company at an exercise price of $27.54 per share to certain key employees, including options to purchase 100,000 common shares to each of the Senior Executive Officers.  See “Compensation of Senior Executive Officers (executive officers other than Ian M. Cumming and Joseph S. Steinberg)” below.  In accordance with the terms of the Option Plan, all options were granted at the NYSE closing price on the date of grant.

Long-Term Incentives – Warrants

Although Messrs. Cumming and Steinberg are eligible to participate in our Option Plan, they have never received stock options; instead Messrs. Cumming and Steinberg have received shareholder approved warrants, most recently in 2006, when shareholders approved our 2006 Warrant Plan pursuant to which Messrs. Cumming and Steinberg were each granted warrants to purchase 2,000,000 common shares at an exercise price of $28.515 (105% of the closing price per common share on the grant date).  These warrants vested at a rate of 20% per year, commencing on May 16, 2006 (the date shareholder approval was received) and thereafter on March 6 of each of 2007, 2008, 2009 and 2010 and were scheduled to expire on March 5, 2011.  On February 25, 2011, Messrs. Cumming and Steinberg exercised their warrants on a cashless exercise basis pursuant to the terms of the warrants and each received 261,599 of our common shares upon such exercise.  See “PROPOSED 2011 SENIOR EXECUTIVE WARRANT PLAN AND GRANT OF WARRANTS” below for more information with respect to a new warrant plan for Messrs. Cumming and Steinberg being submitted for shareholder approval at the 2011 Annual Meeting.

Retirement Benefits Pursuant to Our Savings and Retirement Plan and Deferred Compensation Retirement Plan, and with Respect to Eligible Employees, the Frozen Defined Benefit Pension Plan

Savings and Retirement Plan

We and certain of our affiliated companies currently maintain a Savings and Retirement Plan for certain of our employees and employees of these affiliated companies.  Participants in the Savings and Retirement Plan may make before-tax and/or after-tax contributions to the plan and we will match a portion of an eligible participant’s before-tax contributions.  The Savings and Retirement Plan also provides a contribution for eligible participants determined on the basis of age and service with potential contributions ranging from 2% of eligible compensation up to 16% of eligible compensation (the “Profit Sharing Benefit”).  Eligible compensation for the Profit Sharing Benefit for 2010 was limited to $245,000.  Beginning in 2009, eligible employees earning more than $130,000 in the previous fiscal year were no longer eligible to participate in the Profit Sharing Benefit portion of the Savings and Retirement Plan (although they still are eligible to make salary reduction contributions and to receive matching contributions under the Savings and Retirement Plan).  As a result, on January 1, 2009, we established the Leucadia National Corporation Deferred Compensation Retirement Plan, which allows such employees the opportunity to receive an employer contribution based on age and years of service.

The Savings and Retirement Plan is intended to qualify under the provisions of Section 401 of the Code.

Deferred Compensation Retirement Plan

Effective January 1, 2009, we established the Leucadia National Corporation Deferred Compensation Retirement Plan (“Deferred Compensation Plan”), which allows participating senior executives with compensation in excess of $130,000 the opportunity to receive an employer contribution ranging from 2% of eligible compensation up to 16% of eligible compensation.  Contributions are determined on the basis of age and years of service.  The Deferred Compensation Plan does not provide for employee contributions.  The Deferred Compensation Plan is designed as a non-qualified deferred compensation plan and is intended to meet the requirements of Section 409A of the Code.  Senior executives who are eligible to participate in the Deferred Compensation Plan are not eligible to receive the Profit Sharing Benefit under the Savings and Retirement Plan.  Separate accounts are maintained for each participant and participants may direct the investment of their account.  Accounts under the Deferred Compensation Plan are subject to the same rules for contribution and investment timing, investment transaction accounting, and investment changes applied to the accounts of all employees participating in the Savings and Retirement Plan.  Distributions are made upon retirement, separation from service, death, disability or Change in Control (as defined in the Deferred Compensation Plan).  In-Service distributions are available in the case of unforeseeable emergency.  Lump sum payments to specified employees (as such term is defined in Code Section 409A(a)(2)(B)(i)) will not be made until six months and one day following a separation from service.  All Named Executive Officers are fully vested in their benefit under the Deferred Compensation Plan.

Frozen Defined Benefit Pension Plan

We and certain of our affiliated companies previously maintained a frozen retirement plan, the Leucadia National Corporation Retirement Plan, as amended and restated effective January 1, 1997 (the “Frozen Defined Benefit Pension Plan”), for certain of our employees and employees of these affiliated companies.  No benefit accruals under the Frozen Defined Benefit Pension Plan were allowed and no new participants were allowed after December 31, 1998.  All participants were 100% vested in their frozen accrued benefit.  Participants were not required to make any contributions under the retirement plan.

In August 2010, the Company terminated and settled the Frozen Defined Benefit Pension Plan.  Participants were given the option to receive their accrued benefit in a lump sum cash payment or in a monthly annuity payment, have an annuity purchased for them from an insurance company that provides the participant with payments at retirement which mirror the payment options in the plan, or have their accrued benefit contributed to another qualified retirement plan (the “rollover option”).  All of the Named Executive Officers eligible to participate in the plan elected the rollover option.

Other Benefits; Executive Perquisites

Medical and life insurance benefits are available to employees generally.

Under our employment agreements with Messrs. Cumming and Steinberg, we have agreed to carry at our expense term life insurance policies on their lives in the amount of $1,000,000 each, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate.  Additionally, Messrs. Cumming and Steinberg each may use the Company’s aircraft for non-business purposes, subject to the limitations set forth in their employment agreements.  See “Employment Agreements” below.  The incremental costs of any such aircraft usage are reported as other compensation in the Summary Compensation Table included elsewhere in this proxy statement.

Certain of our executive officers receive the use of Company owned cars and certain related benefits.  The incremental costs of any personal use by the Named Executive Officers are reported as other compensation in the Summary Compensation Table included elsewhere in this proxy statement.  The Company also pays for the parking expenses of one of our executive officers.

Stock Ownership Requirements

We do not have a formal stock ownership requirement; however, our Named Executive Officers beneficially own approximately 19.1% of our outstanding common shares, as reflected in the Present Beneficial Ownership of Common Shares table included in this proxy statement.

Compensation of Senior Executive Officers (executive officers other than Ian M. Cumming and Joseph S. Steinberg)

On January 21, 2011, the Company’s Board of Directors, upon the recommendation of the Compensation Committee in consultation with Messrs. Cumming and Steinberg, approved annual salary increases (effective January 1, 2011) and discretionary 2010 cash bonuses for each of the Company’s Senior Executive Officers.

Discretionary cash bonus compensation of our Senior Executive Officers is determined based upon the subjective assessment of an executive’s and the Company’s performance, given the varied nature of the Company’s businesses.  Bonuses are subjective and are not based upon any formula or the application of any mathematical criteria.  Discretionary bonuses for 2010 were significantly higher than those determined for 2009, reflecting the large increase in the Company’s actual and estimated results of operations for 2010.  In addition, the Compensation Committee considered that bonus compensation paid for the last few years was lower due to difficult and uncertain economic conditions.  The Compensation Committee also considered annual performance reviews completed by each executive officer for the year, which provide Messrs. Cumming and Steinberg with each executive’s subjective assessment of his or her achievements for the year.

In evaluating each executive’s performance, Messrs. Cumming and Steinberg take into account the individual contributions to the current and future operations of the Company made by the Senior Executive Officers and place significant emphasis on whether the executive’s performance has increased the long-term value of the Company, rather than on short-term gains.  Messrs. Cumming and Steinberg also recognize that the current efforts of its executive officers may not result in operating profits for many years in the future.

Bonuses can vary widely from year to year, reflecting the Company’s profitability and the activities of the Company for that year.  For example, in years in which the Company is making significant acquisitions or dispositions, Messrs. Cumming and Steinberg are likely to subjectively consider the executive’s contribution to that effort (assuming his or her job responsibilities include acquisition and/or disposition activities or oversight) and in years in which the Company is actively engaged in restructuring operating companies, Messrs. Cumming and Steinberg are likely to consider the executive’s contribution to these efforts (assuming his or her job responsibilities include operations-related activities or oversight).  Messrs. Cumming and Steinberg also subjectively consider the executive’s contribution to analyses that results in avoiding investments that do not meet the Company’s investment criteria and are not consummated.

For 2010, Messrs. Cumming and Steinberg considered Mr. Mara’s work since 1995 in managing the Company’s investment in the Cobre Las Cruces mining project, its ultimate sale to Inmet Mining Corporation and the resulting significant investment in Inmet Mining Corporation.  Messrs. Cumming and Steinberg also considered Mr. Mara’s senior leadership role in the Company, his efforts with its several energy related projects, and his leadership and contributions to due diligence and negotiation efforts in acquisition opportunities.

For Mr. Orlando, for 2010, Messrs. Cumming and Steinberg considered his senior leadership role in the Company, his continued management skills in coordinating the accounting operations of the Company’s multiple and varied operations, contributions to due diligence and negotiation efforts in acquisition opportunities and oversight of the Company’s public reporting and income tax filings.

For Mr. Wheeler, for 2010, Messrs. Cumming and Steinberg considered his accomplishments in overseeing the Company’s varied operating companies and investments and contributions to due diligence and negotiation efforts in acquisition opportunities.  Messrs. Cumming and Steinberg also recognized Mr. Wheeler’s continued efforts to maximize the value of the Company’s investments in its operating companies, including the Company’s decision to sell its interest in AmeriCredit, control the costs of the operating companies and find opportunities for the operating companies to increase revenue.

After considering all of the foregoing, Messrs. Cumming and Steinberg made their recommendations to the Compensation Committee for its review and approval.  Thereafter, the Compensation Committee made its recommendation to the Board of Directors.

For information on stock option grants made during 2010 to the Senior Executive Officers, see “Elements of Compensation – Long Term Incentives – Stock Options.”

Retention Agreements

On March 1, 2010, upon the recommendation of Messrs. Cumming and Steinberg and the Compensation Committee, the Board authorized a retention agreement with Mr. Wheeler.  On June 22, 2010, the Board authorized a retention agreement with each of Messrs. Mara and Orlando.  The retention agreements provide for a payment of $2,500,000 to Mr. Wheeler and $2,750,000 to each of Messrs. Mara and Orlando if, at any time through March 1, 2015 for Mr. Wheeler and through June 15, 2015 for Messrs. Mara and Orlando, neither Mr. Cumming nor Mr. Steinberg is the Chief Executive Officer of the Company.  The agreements contain a two year non-compete and non-solicitation clause.  Messrs. Cumming and Steinberg recommended these arrangements in view of their concern that the Senior Executive Officers might consider the pursuit of other opportunities and their belief that these arrangements would be an effective retention tool.

Compensation of Messrs. Cumming and Steinberg

The Compensation Committee determines and approves, in conjunction with the Board of Directors, the annual compensation of Mr. Cumming, our Chairman of the Board, and Mr. Steinberg, our President.  The base compensation of Messrs. Cumming and Steinberg is set pursuant to employment agreements between the Company and each of Messrs. Cumming and Steinberg expiring June 30, 2015.  See “Employment Agreements and Elements of Post Termination Compensation and Benefits.”  The base salaries of Messrs. Cumming and Steinberg provided for in the current employment agreements initially were determined by the Compensation Committee in 1994 and increase annually in July of each year only to reflect annual cost of living increases.

Messrs. Cumming and Steinberg are also eligible to receive bonus compensation under the Bonus Plan.  The Bonus Plan directly links the annual incentive bonus of Messrs. Cumming and Steinberg with our earnings, while providing the Compensation Committee with the flexibility to reduce amounts to be paid under the Bonus Plan.  The Bonus Plan, as amended in May 2006 pursuant to shareholder approval, provides for annual incentive bonuses to be paid to each of Messrs. Cumming and Steinberg in an amount equal to 1.35% of our audited consolidated pre-tax earnings for each of the fiscal years through 2014.  The amount of the annual incentive bonus awarded to Messrs. Cumming and Steinberg in any given year is subject to reduction by the Compensation Committee, in its sole discretion.  Payments under the Bonus Plan are made in cash following written certification by the Compensation Committee as to the amount of the annual incentive bonus for any given year.  Amounts awarded to Messrs. Cumming and Steinberg, if any, under the Bonus Plan are determined and approved by the Compensation Committee each year following the annual meeting of shareholders.

The Bonus Plan is designed so that the cash bonuses awarded under the plan will qualify as “performance-based compensation” under Section 162(m) of the Code.  See “Accounting and Tax Matters.”

In May 2010 following the 2010 Annual Meeting of Shareholders, the Compensation Committee determined that the maximum bonus amount for each of Messrs. Cumming and Steinberg pursuant to the terms of the Bonus Plan was $7,870,365 (the “2009 Maximum Bonus Amount”).  The Compensation Committee exercised its discretion and agreed to pay only $2,000,000 of the 2009 Maximum Bonus Amount to each of Messrs. Cumming and Steinberg in May 2010 in recognition of the fact that all of the Company’s accounting income for 2009 resulted from unrealized gains attributable to increases in the market values of the common stock of two of the Company’s investments, AmeriCredit and Jefferies.  The Compensation Committee also agreed to consider future determinations regarding the payment of the $5,870,365 unpaid portion of the 2009 Maximum Bonus Amount (the “Remaining 2009 Bonus”).  On October 5, 2010, the Compensation Committee awarded a further bonus to each of Messrs. Cumming and Steinberg of $2,611,494 in recognition of the October 1, 2010 sale of all of the Company’s interest in AmeriCredit and the resulting realization of a gain on that sale in excess of the unrealized gain on AmeriCredit reflected in the Company’s 2009 audited pre-tax earnings.  In reaching this determination, the Compensation Committee considered the relative values of the 2009 unrealized gains for these two investments and concluded that the AmeriCredit unrealized gain represented approximately 44.5% of the total of these unrealized gains.  The Compensation Committee also agreed that it would, at an appropriate time in the future, reconsider whether to pay any of the balance of the Remaining 2009 Bonus and retained full discretion to consider all relevant and appropriate facts when determining whether to award some or all of the balance of the Remaining 2009 Bonus.

Upon the approval and recommendation of the Compensation Committee, on March 7, 2011, the Board of Directors (with Messrs. Cumming and Steinberg abstaining) resolved, subject to shareholder approval, to adopt the 2011 Senior Executive Warrant Plan (the “2011 Warrant Plan”), which provides for the issuance, subject to shareholder approval, of warrants to purchase up to 2,000,000 common shares to each of Messrs. Cumming and Steinberg as compensation and as an incentive for future services to the Company.  Under the 2011 Warrant Plan, the warrants would expire five years after grant and would vest in five equal tranches over the five-year term of the warrants, with 20% vesting on the date shareholder approval is received, and an additional 20% vesting on each anniversary of the grant date (provided, in the case of each warrant, that Mr. Cumming or Mr. Steinberg (as the case may be) has not voluntarily terminated his employment with the Company or been terminated “for cause” (as defined in his employment agreement with the Company) on or before any such date).  In the event of the death of Mr. Cumming or Mr. Steinberg, any unvested portion of the warrant would become immediately vested.  The warrants would be exercisable in cash or through a cashless exercise feature.  In adopting the 2011 Warrant

Plan, the Board of Directors considered the unanimous recommendation of the Compensation Committee, as well as the various factors considered by the Compensation Committee.  Following Board approval of the 2011 Warrant Plan, subject to shareholder approval, on March 7, 2011, the Compensation Committee granted, subject to shareholder approval of the 2011 Warrant Plan, to each of Messrs. Cumming and Steinberg, warrants to purchase 2,000,000 common shares at an exercise price equal to 105% of the closing price per share of a common share on the grant date (“Warrants”).  The closing price as quoted on the NYSE on March 7, 2011 (the date of the Compensation Committee’s resolution approving the grant of the Warrants) was $32.23 per common share (resulting in a Warrant exercise price of $33.84 per share).  For a discussion of the factors considered by the Compensation Committee and the Board of Directors in approving the 2011 Warrant Plan, subject to shareholder approval, see “PROPOSED 2011 SENIOR EXECUTIVE WARRANT PLAN AND GRANT OF WARRANTS” below.

Employment Agreements and Elements of Post-Termination Compensation and Benefits

Employment Agreements

We have employment agreements with Messrs. Cumming and Steinberg that provide for Mr. Cumming’s employment as our Chairman of the Board and Chief Executive Officer and for Mr. Steinberg’s employment as our President through June 30, 2015 at annual salaries of $756,517 (as of July 1, 2010), subject to annual cost-of-living adjustments effective July 1 of each year, plus any additional compensation as may be authorized by the Board of Directors.  Although their employment agreements entitle Messrs. Cumming and Steinberg to participate in all of our incentive plans and those of our subsidiaries and affiliated companies, they do not participate in any of those plans.  We have also agreed to carry at our expense term life insurance policies on their lives in the amount of $1,000,000 each, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate.  Additionally, their employment agreements entitle Messrs. Cumming and Steinberg, for as long as the Company has corporate-owned aircraft for business use, and subject to the availability of such aircraft, to the personal use of such aircraft, provided that the incremental cost to the Company does not exceed $1,500,000 per year for each of Messrs. Cumming and Steinberg.  Their employment agreements also provide that the Company will provide Messrs. Cumming and Steinberg with the use of suitable cars.

Under the employment agreements, if there is an Initiating Event (as defined below) and (A) either the employment of Messrs. Cumming or Steinberg is terminated by us (other than for Cause (as defined below) or pursuant to the end of the term of the employment agreement or due to the death or disability of Messrs. Cumming or Steinberg) or (B) Messrs. Cumming or Steinberg terminates his employment within one year of certain occurrences, such as the appointment or election of another person to his office, the aggregate compensation and other benefits to be received by Mr. Cumming or Mr. Steinberg for any twelve full calendar months falling below 115% of the amount received by him during the comparable preceding twelve-month period, or a change in the location of his principal place of employment, Messrs. Cumming or Steinberg will receive a Severance Allowance equal to the remainder of the aggregate annual salary, as adjusted for increases in the cost of living, commencing on the date of termination and terminating at the close of business on June 30, 2015 (the “Severance Period”).  In addition, we or our successors will continue to (1) pay an amount equal to what Messrs. Cumming or Steinberg would have received under any pension plan of the Company had they continued to be an active, full-time employee of the Company during the Severance Period and (2) to carry the $1,000,000 term life insurance policies payable to the beneficiaries of Messrs. Cumming and Steinberg through the Severance Period.

An “Initiating Event” includes the consolidation or merger of the Company with or into another corporation or other reorganization of the Company, any of which results in a change in control of the Company; the sale of all or substantially all of the assets of the Company; or the acquisition, directly or indirectly, by any person, of beneficial ownership of more than fifty percent of the outstanding voting securities of the Corporation.  “Cause” is defined as the commission of any act of gross negligence in the performance of duties or obligations to the Company or any of its subsidiary or affiliated companies, or the commission of any material act of disloyalty, dishonesty or breach of trust against the Company or any of its subsidiary or affiliated companies.

Additionally, in the event of (1) the death of Messrs. Cumming or Steinberg (as the case may be); or (2) in the event of the termination of the agreement by the Company because of physical or mental disability of either Messrs. Cumming or Steinberg (as the case may be), Messrs. Cumming or Steinberg or either of their personal representatives shall be entitled to receive the following compensation prorated through the end of the month in which death or such termination occurs:  (a) base salary; (b) any additional compensation authorized by the Board of Directors; and (c) any annual cost of living adjustments to base compensation required by the employment agreements.  Thereafter, the Company has no other obligations under the employment agreements, other than to pay any accrued and/or vested employee benefits, such as retirement, disability, profit sharing, stock options, cash or stock bonus or other plan or arrangement.

During the term of the agreements, any renewals or extensions of the agreements, and for a period of six months following termination of employment with the Company, Messrs. Cumming and Steinberg shall not, without the prior written approval of the Board of Directors of the Company solicit any customers or clients of the Company or solicit any employees of the Company.

Shareholders Agreement

Under the Shareholders Agreement among the Company, Ian M. Cumming and Joseph S. Steinberg, as amended as of May 16, 2006 (the “Shareholders Agreement”), the Company has agreed to repurchase up to 55% of the interest of each of Messrs. Cumming and Steinberg in the common shares of the Company upon the death of each of Mr. Cumming and Mr. Steinberg.  The Company will use all available proceeds from the life insurance policies held by the Company on the life of each of Messrs. Cumming and Steinberg, up to a maximum of $125,000,000, to fulfill this purchase obligation.  We currently maintain insurance on the life of each of Messrs. Cumming and Steinberg in the aggregate face amount of $125,000,000 for Mr. Cumming and $117,000,000 for Mr. Steinberg for this purpose, the premiums for which aggregated approximately $2,400,000 in 2010.

The Shareholders Agreement provides that Messrs. Cumming’s and Steinberg’s interests in the Company will be valued at the higher of the average closing price of the common shares on the NYSE for the 40 trading days preceding the date of death or the net book value of the common shares at the end of the fiscal quarter preceding the date of death.  The Shareholders Agreement extends through June 30, 2018.

Retirement Benefits Agreement

Pursuant to a retirement benefits agreement between Mr. Cumming and the predecessor to Leucadia Financial Corporation (“Leucadia Financial”), a wholly owned subsidiary of Leucadia National Corporation, upon Mr. Cumming’s retirement, he will be entitled to receive $10,000 per year for a period of ten years immediately following the date of his retirement or until his death, whichever occurs first.  If Mr. Cumming should die during the ten year period, Leucadia Financial will pay $10,000 per year to Mr. Cumming’s designees or to his estate, until the expiration of the ten-year period.  This agreement was initially entered into in 1977, before Leucadia Financial became a subsidiary of the Company.

Accounting and Tax Matters

The cost of all share-based payments to employees, including grants of employee stock options and warrants is recognized in the financial statements based on their fair values.  The cost is recognized as an expense over the vesting period of the award.  Under the provisions of Section 162(m) of the Code, we would not be able to deduct compensation to our executive officers whose compensation is required to be disclosed in our proxy statement for any year in excess of $1,000,000 per year unless the compensation was within the definition of “performance-based compensation” or meets certain other criteria.  To qualify as “performance-based compensation,” in addition to certain other requirements, compensation generally must be based on achieving certain pre-established objective performance criteria or standards that precludes the exercise of discretion to increase the amount of compensation payable upon the attainment of the performance goal.  We believe that ordinarily it is in our best interest to retain maximum flexibility in our compensation programs to enable us to appropriately reward, retain and attract the executive talent necessary to our success.  To the extent these goals can be met with compensation that is designed to be deductible under Section 162(m) of the Code, such as the Option Plan and the Bonus Plan, the compensation plans will be used.  However, the Compensation Committee and the Board of Directors recognize that, in appropriate circumstances, compensation that is not deductible under Section 162(m) of the Code may be paid in the Compensation Committee’s discretion, weighing factors such as the benefit to the Company in giving bonuses deserved by executives outweighing the loss of any potential tax deduction.  Additionally, given the Company’s available net operating loss carryforwards, we believe that any loss of deductions as a result of such compensation may not be material.  The Bonus Plan does not permit modification to the performance goals, and as a result, additional shareholder approval of the performance goals is not required under the tax rules.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with the Company’s management the above Compensation Discussion and Analysis (“CD&A”).  Based upon the reviews and discussions, we have recommended to the Board of Directors that the CD&A be included in these Proxy Materials.

Compensation Committee
Jesse Clyde Nichols, III (Chairman)
Paul M. Dougan
James E. Jordan

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Option Awards (2)	All Other Compensation (3)		Total
Ian M. Cumming,	2010	$752,688	$22,696	(1)	$-	$829,136	(4)(5)	$1,604,520
Chairman of the	2009	$741,288	$4,633,965	(1)	$-	$248,091		$5,623,344
Board	2008	$723,152	$22,030	(1)	$-	$403,878		$1,149,060

Joseph S. Steinberg,	2010	$752,688	$22,696	(1)	$-	$818,195	(5)(6)	$1,593,579
President	2009	$741,288	$4,633,965	(1)	$-	$420,579		$5,795,832
	2008	$723,152	$22,030	(1)	$-	$395,299		$1,140,481

Thomas E. Mara,	2010	$364,000	$3,610,920		$919,264	$121,095	(7)	$5,015,279
Executive Vice	2009	$353,000	$610,590		$-	$142,690		$1,106,280
President	2008	$343,000	$510,290		$872,731	$144,854		$1,870,875

Joseph A. Orlando,	2010	$331,000	$2,809,930		$919,264	$47,854	(8)	$4,108,048
Vice President and	2009	$321,000	$809,630		$-	$46,400		$1,177,030
Chief Financial	2008	$312,000	$684,360		$872,731	$51,713		$1,920,804
Officer

Justin R. Wheeler,	2010	$300,000	$3,849,000		$1,759,868	$724,427	(9)	$6,633,295
Vice President	2009	$250,000	$847,500		$-	$94,769		$1,192,269
	2008	$214,000	$646,420		$872,731	$93,869		$1,827,020

(1)  This amount represents the annual year-end bonus, based on a percentage of salary, paid to all employees of Leucadia National Corporation (but not all subsidiaries).  Messrs. Cumming and Steinberg did not receive bonus compensation under the Bonus Plan for 2008.  For 2009, each of Messrs. Cumming and Steinberg also received a bonus of $4,611,494 under the Bonus Plan (although the maximum amount that could have been paid to each of them pursuant to the terms of the Bonus Plan was $7,870,365).  The Compensation Committee has reserved the right to consider the payment of some or all of the balance of the 2009 bonus when appropriate.  See “Compensation Discussion and Analysis – Compensation of Messrs. Cumming and Steinberg.”  The Compensation Committee intends to consider the payment of a 2010 performance bonus to each of Messrs. Cumming and Steinberg at their meeting to be held following the 2011 Annual Meeting of Shareholders.

(2)  This column represents the grant date fair value of stock options granted to each of Messrs. Mara, Orlando and Wheeler in 2008 and in 2010, all in accordance with generally accepted accounting principles (“GAAP”).  For information on the valuation assumptions with respect to the grants made in 2008 and 2010, refer to Note 14 to our consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2010.

(3)  Certain items included in this column (including personal use of corporate aircraft and company cars, parking expenses, directors fees, and life insurance premiums) are currently taxable to the Named Executive Officer.  The amount of taxable income for the individual is determined pursuant to Internal Revenue Service rules which may differ from the amounts reflected in this column.

(4)  Consists of non-cash compensation of $239,604, valued at the incremental cost to the Company, for Mr. Cumming’s personal use of corporate aircraft, net of a $105,000 voluntary reimbursement to the Company made by Mr. Cumming towards corporate aircraft usage, directors fees for service at the request of or on behalf of the Company paid in cash or securities of $542,907 (includes $308,574 for the cash out of certain securities upon the acquisition of AmeriCredit by General Motors Company; certain director fees were received in Australian dollars and converted into U.S. dollars using the closing exchange rates on the date each payment was received; stock awards are valued as reflected in the issuer’s proxy statement) and contributions made by the Company to the Deferred Compensation Plan on behalf of Mr. Cumming of $36,750.  This column also includes the annual premium on a $1,000,000 term life insurance policy paid by the Company and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Cumming, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Cumming.

(5)  The calculation of the incremental cost to the Company for personal use of company aircraft consists of the incremental costs incurred as a result of personal flight activity, including fuel expense, repairs and maintenance, flight crew meals and lodging.  Incremental costs do not include depreciation, hanger rent, insurance, flight crew salaries and benefits and any other expense that would have been incurred regardless of whether there was any personal use of Company aircraft.

(6)  Consists of non-cash compensation, valued at the incremental cost to the Company, for Mr. Steinberg’s personal use of corporate aircraft of $225,819, net of a $373,139 voluntary reimbursement to the Company made by Mr. Steinberg toward corporate aircraft usage, directors fees for service at the request of or on behalf  of the Company paid in cash or securities of $552,811 (includes $308,574 for the cash out of certain securities upon the acquisition of AmeriCredit by General Motors Company; certain director fees were received in Australian dollars and converted into U.S. dollars using the closing exchange rates on the date each payment was received; stock awards are valued as reflected in the issuer’s proxy statement) and contributions made by the Company to the Deferred Compensation Plan on behalf of Mr. Steinberg of $36,750.  This column also includes the annual premium on a $1,000,000 term life insurance policy paid by the Company and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Steinberg, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Steinberg.

(7)  Consists of directors fees for service at the request of or on behalf of the Company paid in cash of $65,332 (certain director fees were received in Canadian dollars and converted into U.S. dollars using the closing exchange rates on the date each payment was received) and contributions made by the Company to the Deferred Compensation Plan on behalf of Mr. Mara of $36,750.  This column also includes Mr. Mara’s personal use of a Company car and related expenses including parking, and contributions made by the Company to the Savings and Retirement Plan on behalf of Mr. Mara, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Mara.

(8)  This column includes directors fees for service at the request of or on behalf  of the Company paid in cash and contributions made by the Company to the Savings and Retirement Plan and the Deferred Compensation Plan on behalf of Mr. Orlando, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Orlando.  This column also includes Mr. Orlando’s personal use of a

Company car, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for Mr. Orlando.

(9)  Consists of directors fees for service at the request of or on behalf of the Company paid in cash or securities of $699,008 (includes $617,148 for the cash out of certain securities upon the acquisition of AmeriCredit by General Motors Company).  This column also includes Mr. Wheeler’s personal use of a Company car and related expenses and contributions made by the Company to the Savings and Retirement Plan and the Deferred Compensation Plan on behalf of Mr. Wheeler, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Wheeler.

Outstanding Equity Awards at Fiscal Year-End 2010

This table provides information on the holdings of option awards or warrants by the Named Executive Officers at December 31, 2010.  This table includes exercisable and unexercisable options or warrants.  The options vest and become exercisable in five equal annual installments, commencing approximately one year from the grant date.  For Mr. Cumming and Mr. Steinberg, warrants commenced vesting on May 16, 2006, the date of shareholder approval, vested in five equal annual installments thereafter on March 6th of each subsequent year, were scheduled to expire on March 5, 2011 and were exercised in 2011 prior to their expiration.  For additional information about the option and warrant awards, see the description of our Option Plan and 2006 Warrant Plan in the CD&A.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
		Exercisable	Unexercisable
Ian M. Cumming,	3/6/06	2,000,000	0	$28.515	3/5/11
Chairman of the Board

Joseph S. Steinberg,	3/6/06	2,000,000	0	$28.515	3/5/11
President

Thomas E. Mara,	12/6/10(1)	0	100,000	$27.54	1/3/17
Executive Vice President	10/22/08(2)	40,000	60,000	$27.88	10/22/14
	12/11/06(3)	40,000	40,000	$27.34	12/31/12

Joseph A. Orlando,	12/6/10(1)	0	100,000	$27.54	1/3/17
Vice President and Chief	10/22/08(2)	40,000	60,000	$27.88	10/22/14
Financial Officer	12/11/06(3)	40,000	40,000	$27.34	12/31/12

Justin R. Wheeler, Vice President	12/6/10(1)	0	100,000	$27.54	1/3/17
	3/1/10(4)	0	100,000	$24.37	3/1/16
	10/22/08(2)	40,000	60,000	$27.88	10/22/14
	12/11/06(3)	45,000	30,000	$27.34	12/31/12

____________________
(1)  Vesting of these options will begin on January 2, 2012.

(2)  Vesting of these options began on October 22, 2009.

(3)  Vesting of these options began on January 1, 2008.

(4)  Vesting of these options began on March 1, 2011.

Option Exercises and Stock Vested in Fiscal 2010

This table provides information for the Named Executive Officers with respect to stock options exercised during 2010, including the number of shares acquired upon exercise and the value realized, each before payment of any applicable withholding taxes.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Ian M. Cumming	–	–
Joseph S. Steinberg	–	–
Thomas E. Mara (1)	48,000	$255,045
Joseph A. Orlando (2)	36,000	$184,072
Justin R. Wheeler (3)	19,742	$100,388

__________________________
(1)
Mr. Mara exercised 43,273 stock options on November 9, 2010 with an exercise price of $21.753 per share and a market price of $27.07 per share; and 4,727 stock options on November 10, 2010 with an exercise price of $21.753 per share and a market price of $27.00 per share.

(2)	Mr. Orlando exercised 36,000 stock options on November 19, 2010 with an exercise price of $21.753 per share and a market price of $26.87 per share.

(3)	Mr. Wheeler exercised 19,742 stock options on November 9, 2010 with an exercise price of $21.753 per share and a market price of $26.84 per share.

Pension Benefits Under the Company’s Frozen Defined Benefit Pension Plan

We and certain of our affiliated companies previously maintained a frozen retirement plan, the Leucadia National Corporation Retirement Plan, as amended and restated effective January 1, 1997 (the “Frozen Defined Benefit Pension Plan”), for certain of our employees and employees of these affiliated companies.  No benefit accruals under the Frozen Defined Benefit Pension Plan were allowed and no new participants were allowed after December 31, 1998. All participants were 100% vested in their frozen accrued benefit.  Participants were not required to make any contributions under the retirement plan.

In August 2010, the Company terminated and settled the Frozen Defined Benefit Plan.  Participants were given the option to receive their accrued benefit in a lump sum cash payment or in a monthly annuity payment, have an annuity purchased for them from an insurance company that provides the participant with payments at retirement which mirror the payment options in the plan, or have their accrued benefit contributed to another qualified retirement plan (the “rollover option”).  All of the Named Executive Officers eligible to participate in the plan (Mr. Wheeler was not eligible) elected the rollover option, as detailed in the table below.

Name	Rollover Option Payment
Ian M. Cumming	$462,950
Joseph S. Steinberg	$342,443
Thomas E. Mara	$297,667
Joseph A. Orlando	$178,926
Justin R. Wheeler	–

For information concerning a retirement benefits agreement for Mr. Cumming, see “Employment Agreements and Elements of Post-Termination Compensation and Benefits” in the CD&A.

Benefits Under The Company’s Non-Qualified Deferred Compensation Retirement Plan

The following table shows the benefits that the Named Executive Officers are entitled to receive under our Non-Qualified Deferred Compensation Retirement Plan.  As described in the CD&A, the Non-Qualified Deferred Compensation Retirement Plan was established January 1, 2009.  The table reflects the contributions made by the Company and earnings during 2010.  The plan does not provide for employee contributions.  All Named Executive Officers are fully vested in their benefits.  Earnings are based on the directed investment options of the Named Executive Officers.
Name	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

Ian M. Cumming, Chairman of the Board	$36,750	$11,864	$-	$97,929
Joseph S. Steinberg, President	$36,750	$10,111	$-	$91,809
Thomas E. Mara, Executive Vice President	$36,750	$6,405	$-	$84,229
Joseph A. Orlando, Vice President and Chief Financial Officer	$22,050	$14,640	$-	$67,551
Justin R. Wheeler, Vice President	$7,350	$1,641	$-	$17,615

_________________

(1) All amounts are included in the Summary Compensation Table in All Other Compensation.

(2) Earnings are based upon the investment direction of the Named Executive Officer.

Director Compensation

Directors who are also our employees do not receive remuneration for services as a member of the Board of Directors or any committee of the Board of Directors.

The annual retainer paid to the Company’s non-employee directors is $75,000 and meeting fees are $750 ($850 if a committee chairman).  Additionally, members of the Audit Committee receive $10,000 annually and the Chairman of the Audit Committee receives an annual fee of $14,000.

Under the terms of the Option Plan, each non-employee director will automatically be granted options to purchase 2,000 common shares on the date on which the annual meeting of our shareholders will be held each year.  The purchase price of the common shares covered by the options will be the fair market value of the common shares on the date of grant.  These options become exercisable at the rate of 25% per year commencing one year after the date of grant.  As a result of this provision, options to purchase 2,000 common shares at an exercise price of $24.12 per common share were awarded to each of Messrs. Dougan, Hirschfield, Jordan, Keil, Nichols and Sorkin on May 10, 2010.

The Company reimburses directors for reasonable travel expenses incurred in attending board and committee meetings.

This table sets forth compensation paid to the non-employee directors during 2010.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total (3)
Paul M. Dougan	$106,000	$15,220	$121,220
Alan J. Hirschfield	$101,250	$15,220	$116,470
James E. Jordan	$103,950	$15,220	$119,170
Jeffrey C. Keil	$105,850	$15,220	$121,070
Jesse Clyde Nichols, III	$107,650	$15,220	$122,870
Michael Sorkin	$ 86,750	$15,220	$101,970

(1)  This column reports the amount of cash compensation earned in 2010 for Board and committee service.

(2)  This column represents the grant date fair value of stock options granted to each director in 2010 determined in accordance with GAAP.  For information on the valuation assumptions with respect to the grants made in 2010, refer to Note 14 to our consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2010.

(3)  This table does not include disclosure of any perquisites and other personal benefits for any non-employee director because such amounts did not exceed $10,000 in the aggregate per director.

Potential Payments upon Termination of Employment

The following information describes and quantifies (where possible) certain compensation that would become payable under then existing agreements and plans if the Named Executive Officer’s employment had terminated on December 31, 2010, other than for Cause (as defined in the applicable agreement or plan).

We have employment agreements with Messrs. Cumming and Steinberg which require payments under certain circumstances.  As described in the CD&A, under the employment agreements, if there is an Initiating Event and (A) either the employment of Messrs. Cumming or Steinberg is terminated by us other than for Cause (or pursuant to the end of the term of the employment agreement or due to the death or disability of Messrs. Steinberg or Cumming) or (B) Messrs. Cumming or Steinberg terminates his employment within one year of certain occurrences each of Messrs. Cumming and Steinberg would be entitled to a severance allowance of $3,500,000, which is equal to the remainder of their aggregate salary, as adjusted for annual increases in the cost of living, commencing on December 31, 2010 and terminating at the close of business on June 30, 2015 (the “Severance Period”).  In determining this amount, we have assumed a consistent annual cost of living increase of 1% (the actual annual cost of living increase effective July 2010).  The Company would also be obligated to make annual contributions to our Savings and Retirement Plan and Deferred Compensation Retirement Plan based on the severance allowance during the Severance Period (aggregating $202,000 for Mr. Cumming and $200,000 for Mr. Steinberg).  Additionally, the Company would be obligated to continue to carry at our expense term life insurance policies on the lives of Messrs. Cumming and Steinberg in the amount of $1,000,000 each until June 30, 2015, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate.  If Mr. Cumming or Mr. Steinberg were to die during the Severance Period, the payments due under the employment agreements would terminate at the end of the month in which death occurs.

If the termination had resulted from the death or disability of Mr. Cumming or Mr. Steinberg, no additional salary payments would be required under the employment agreements.  Thereafter, the Company would have no other obligation under the employment agreements, other than to pay any accrued and/or vested employee benefits under the retirement plans and the warrants.

Under the Shareholders Agreement between the Company and Messrs. Cumming and Steinberg, which is described in the CD&A, should the death of Messrs. Cumming and Steinberg have occurred on December 31, 2010, the Company would have been obligated to repurchase common shares from either of their estates in an amount equal to the life insurance proceeds received by the Company upon their death, not to exceed $125,000,000 for each estate.  The Company currently is the beneficiary on life insurance policies in the aggregate face amount of $125,000,000 for Mr. Cumming and $117,000,000 for Mr. Steinberg.

Under the 2006 Warrant Plan, any unvested common shares would have vested upon the death of Messrs. Cumming and Steinberg.  However, on December 31, 2010, all common shares under the 2006 Warrant Plan were fully vested.

For a description of the Savings and Retirement Plan, see the CD&A.  Under this plan, termination of employment does not accelerate amounts payable.

For amounts payable under the Deferred Compensation Retirement Plan upon the retirement, termination, change in control, death, or disability of a Named Executive Officer, see the table on page 31 above as well as the description of this plan in the CD&A.  Payments will accelerate upon a Change in Control (as defined in the plan).

For amounts payable to Mr. Cumming under a retirement benefits agreement, see the CD&A.  Under this agreement, upon Mr. Cumming’s retirement, payments will commence.

None of the Senior Executive Officers is a party to an employment agreement.  However, under the terms of the Option Plan, the time within which to exercise vested options will be extended in accordance with the Option Plan, but not beyond the expiration date of the Option, for a period of either three months or one year, depending on the triggering event; these triggering events do not result in any acceleration of any unvested Options.  For the number of Options exercisable by each Senior Executive Officer as of December 31, 2010 see the Outstanding Equity Awards at Fiscal Year-End table.

Upon the occurrence of an Extraordinary Event of the Company (as defined in the Option Plan, including a change in control of the Company) all then outstanding stock options that have not vested or become exercisable will immediately become exercisable.  Had an Extraordinary Event occurred on December 31, 2010, our Senior Executive Officers would have received the following amounts for their outstanding previously unvested stock options (determined by multiplying (A) the spread between the $29.18 per common share closing price on December 31, 2010 and the per common share exercise price for each option by (B) the number of common shares covered by previously unvested options): Mr. Mara $315,600, Mr. Orlando $315,600 and Mr. Wheeler $778,200.

Indemnification

Pursuant to contracts of insurance dated October 1, 2010, with Illinois National Insurance Company, 175 Water Street, New York, New York 10038, U.S. Specialty Insurance Company, 111 Town Square Place, Suite 1405 Jersey City, New Jersey, 07310, Westchester Fire Insurance Company, 10 Exchange Place, 9th Floor, Jersey City, New Jersey 07302, Continental Casualty Company, 40 Wall Street, 8th Floor, New York, New York 10005, Hartford Accident & Indemnity Company, 2 Park Avenue, 5th Floor, New York, New York 10016, Allied World Assurance Company (U.S.), Inc., 199 Water Street 24th Floor, New York, New York 10038, Ironshore Indemnity, Inc., One State Street Plaza, 8th Floor, New York, New York 10004, Endurance American Insurance Co., 767 Third Avenue, 33rd Floor, New York, New York 10017, XL Specialty Insurance Co., 100 Constitution Plaza, 17th Floor, Hartford, Connecticut 06103, we maintain a combined $100,000,000 indemnification insurance policy covering all of our directors and officers.  The annual premium for the insurance is approximately $2,100,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Based solely upon a review of the copies of the forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial shareholders, we believe that during the year ended December 31, 2010, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”) requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Company’s executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.  The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers.

As described in detail in the section entitled, “Executive Compensation—Compensation Discussion & Analysis,” we believe that there should be a strong link between executive compensation and performance of the Company and our executive officers.  Please read the CD&A, the 2010 Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2010 compensation of our executive officers.  The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

Accordingly, we ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure is approved.”

The Board of Directors recommends a vote FOR approving the compensation of our executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides that shareholders must be given the opportunity to indicate their preference, on a non-binding, advisory basis, as to how frequently we should seek future advisory votes on the compensation of our executive officers as disclosed in accordance with the compensation disclosure rules of the SEC.  This vote will be required to be held at least once every six years.  By voting on this proposal, shareholders may indicate whether they would prefer that we seek future advisory votes approving the compensation of the Company’s executive officers once every one, two or three years.  Shareholders may also, if they wish, abstain from casting a vote on this proposal.

The Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate alternative for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year.  While the Company’s executive compensation programs are designed to, among other things, provide incentives for superior long-term performance, the Board of Directors recognizes that executive compensation disclosures are made annually.  Therefore, the Board has determined that holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.  We also believe that an annual vote creates a procedural consistency from year to year.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors.  Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results.  Notwithstanding the Board of Directors’ recommendation and the outcome of the shareholder vote, the Board of Directors may in the future decide to vary its practice regarding the frequency with which advisory votes are conducted based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board recommends a vote FOR the option of a vote every 1 YEAR as the frequency with which shareholders are provided with an advisory vote on the compensation of the Company’s executive officers.

PROPOSED 2011 SENIOR EXECUTIVE WARRANT PLAN AND GRANT OF WARRANTS

Introduction

On March 3, 2011, the Compensation Committee approved and recommended that the Company’s Board of Directors approve the 2011 Senior Executive Warrant Plan (the “2011 Warrant Plan”), which provides for the issuance, subject to shareholder approval of the 2011 Warrant Plan, of Warrants to purchase up to 2,000,000 common shares to each of Messrs. Cumming and Steinberg at a per share exercise price equal to 105% of the closing price of a common share on the NYSE on the date the Warrants are granted.

In determining whether to recommend approval of the 2011 Warrant Plan to the Board of Directors, the Compensation Committee considered the specific terms of the 2011 Warrant Plan and the Warrants (as described herein), together with a variety of factors, including that (i) warrants have been a part of the total compensation payable to Messrs. Cumming and Steinberg since 1979, (ii) each of Messrs. Cumming’s and Steinberg’s employment agreement with the Company provides for a base salary and such other compensation as may be granted by the Board of Directors, (iii) Warrants granted pursuant to the 2011 Warrant Plan would have an exercise price above the market price of the underlying common shares on the grant date of the Warrants, thereby linking any appreciation in the value of the Warrants to an increase in the market price of the underlying common shares, (iv) vesting would terminate if either of Messrs.  Cumming or Steinberg (as the case may be) voluntarily terminated his employment or is terminated “for cause” (as defined in his employment agreement with the Company), (v) the issuance or exercise of the Warrants would not have any significant effect on the Company’s ability to use its net operating loss carryforwards, (vi) the Warrants would be designed to comply with the provisions of Section 162(m) of the Code and, consequently, would result in tax deductible compensation for the Company unlimited by Section 162(m) of the Code and (vii) the Warrants would be subject to a clawback feature (described below).  The Committee also noted that the current employment agreements between the Company and each of Mr. Cumming and Mr. Steinberg extend through June 30, 2015, while any Warrants granted to Messrs. Cumming and Steinberg under the 2011 Warrant Plan would remain exercisable until March 2016, approximately eight and one-half months following the expiration of the current employment agreements for Mr. Cumming and Mr. Steinberg.  The Compensation Committee also determined that Warrants issuable under the 2011 Warrant Plan were structured to be an incentive for future services to the Company, while providing Messrs. Cumming and Steinberg with the opportunity to share in any future increases in the market value of the Company.

The Compensation Committee unanimously recommended that the Board of Directors approve the 2011 Warrant Plan, subject to shareholder approval, and advised the Board of Directors of its intention to grant to each of Messrs. Cumming and Steinberg, Warrants to purchase 2,000,000 common shares immediately following Board approval should the Board approve the 2011 Warrant Plan.  On March 7, 2011, the Board considered the Compensation Committee’s unanimous recommendation in favor of the adoption of the 2011 Warrant Plan, the factors considered by the Compensation Committee, as well as the Committee’s intention to grant Warrants to each of Messrs. Cumming and Steinberg should the Board of Directors approve the 2011 Warrant Plan, subject to shareholder approval of the 2011 Warrant Plan.  Based on the foregoing, the Board of Directors approved (with Messrs. Cumming and Steinberg abstaining) the 2011 Warrant Plan, subject to shareholder approval.  Following Board approval of the 2011 Warrant Plan, on March 7, 2011, the Compensation Committee granted to each of Messrs. Cumming and Steinberg Warrants to purchase 2,000,000 common shares at a per share exercise price equal to 105% of the closing price of a common share on the NYSE on March 7, 2011, the date the Warrants were granted by the Compensation Committee (resulting in a per share exercise price of $33.84), subject to shareholder approval of the 2011 Warrant Plan.

Description of 2011 Warrant Plan

The 2011 Warrant Plan will permit the grant of Warrants to purchase up to a maximum of 2,000,000 common shares to each of Ian M. Cumming, Chairman of the Board of the Company, and Joseph S. Steinberg, President of the Company.  Assuming the 2011 Warrant Plan is approved by shareholders, each Warrant will be exercisable for an aggregate of 2,000,000 common shares, expires on March 7, 2016, and becomes exercisable in five equal tranches, with the first tranche becoming exercisable on the date shareholder approval is received, with the balance becoming exercisable on the anniversary of the date of grant in 2012, 2013, 2014 and 2015.  The exercise price of the Warrant is $33.84 per common share, representing 105% of $32.23, the closing price of a common share on the NYSE on March 7, 2011, the date the Warrants were granted by the Compensation Committee.

The total aggregate exercise price for the 2,000,000 common shares issuable under the Warrant granted to each of Messrs. Cumming and Steinberg is $67,680,000.  Based on the closing price of a common share of the Company on the NYSE on April 6, 2011 ($37.59), the market value of the common shares underlying the Warrants for each of Messrs. Cumming and Steinberg as of that date was $75,180,000.

The following summary describes the material features of the 2011 Warrant Plan and the Warrants, but is not intended to be complete and is qualified in its entirety by reference to the 2011 Warrant Plan and the Warrants, attached as Annex A to this Proxy Statement.

Eligibility; Plan Administration

Eligibility for the 2011 Warrant Plan is limited to Messrs. Cumming and Steinberg. The Board of Directors has designated the Compensation Committee to administer the 2011 Warrant Plan and the Warrants.

Warrants

Warrants to purchase 2,000,000 common shares were granted to each of Messrs. Cumming and Steinberg, at a per share exercise price of $33.84, equal to 105% of the closing price of a common share on the NYSE on the date the Warrants are granted.  The Warrants expire on March 7, 2016, five years after grant and vest in five equal tranches over the five-year term of the Warrants, with 20% vesting on the date shareholder approval is received, and an additional 20% vesting on each March 7, 2012, 2013, 2014 and 2015 (provided that Mr. Cumming or Mr. Steinberg (as the case may be) has not voluntarily terminated his employment with the Company or been terminated “for cause” (as defined in his employment agreement with the Company) on or before any such date).  In the event of the death of Mr. Cumming or Mr. Steinberg, any unvested portion of the Warrant would become immediately vested.  The Warrants would be exercisable in cash or through a cashless exercise feature.

Acceleration

In the event that the Board of Directors or the Compensation Committee of the Board accelerates vesting of all outstanding stock options issued under any stock option plan of the Company pursuant to the terms thereof, all outstanding Warrants will also become immediately exercisable.

Transfer; Registration

The Warrants and the common shares issuable thereunder will be transferable (subject to the provisions of the Company’s Certificate of Incorporation as described below).  Each of the holders of Warrants is entitled to demand registration and incidental registration rights set forth in the Warrants, the costs of which would be borne by the Company.

Limitations on Transferability

In order to protect the Company’s tax loss carryforwards, the common shares issuable upon exercise of Warrants will be subject to certain transfer restrictions contained in the Company’s Certificate of Incorporation, which is designed to restrict transfers of Company securities to a person (or a group) who, would as a result of such transfer, become a five-percent shareholder under the then applicable tax regulations (a “Five Percent Shareholder”), or to an existing Five Percent Shareholder if the transfer would increase his or its ownership in the Company under the applicable tax regulations.  Such transfer restrictions may be waived by the Board of Directors.

Under the provisions of the Company’s Certificate of Incorporation, acquisitions of the Company’s “stock” (including Warrants) directly from the Company, whether by way of acquisition in a public or private offering, the exercise of a Warrant or conversion privilege, or otherwise, are not subject to such restrictions.  As a result, such provisions will not restrict the issuance of Warrants to Messrs. Cumming and Steinberg (each of whom is a Five Percent Shareholder), or the issuance of common shares to Messrs. Cumming and Steinberg (or a transferee) upon exercise of Warrants.  However, any transfers of a Warrant or any common shares acquired upon exercise thereof generally would be subject to the transfer restrictions, and would be proscribed, in the absence of Board approval.  Warrants and any common shares issuable upon exercise of Warrants shall bear a conspicuous legend to such effect.

Clawback Feature

The 2011 Warrant Plan provides that each of Messrs. Cumming and Steinberg will be subject to the Company’s right to enforce all obligations related to the Warrants and the common shares issuable thereunder that may be imposed by the rules and regulations of the SEC, the listing standards of the NYSE, or other applicable laws relating to the implementation of the clawback provisions of the Dodd-Frank Act.

Adjustments

The number of common shares to be purchased pursuant to the Warrants will be subject to adjustments made to reflect stock splits, combinations of shares, recapitalizations, stock dividends and other like changes in capital structure, and subscription and/or purchase rights in respect of common shares, as set forth in the Warrants.

Accounting Treatment

GAAP requires that the cost of all share-based payments to employees be recognized in the financial statements based on their fair values.  That cost will be recognized as an expense over the vesting period of the award.  The fair value of the Warrants for accounting purposes will be based on a calculation that considers a number of assumptions, including the market price of the Company's common shares on the date the Warrants receive shareholder approval.  Assuming that the market price of the Company’s common shares is $37.59 per share on the date shareholder approval of the Warrants is received, the estimated fair value would be $14.90 per common share issuable under each Warrant or approximately $59,600,000 in the aggregate.  Based upon the vesting schedule of the Warrants, the Company would recognize approximately $21,100,000 as an expense in 2011.

Federal Income Tax Consequences

The grant of a Warrant will not result in income for the recipient or a deduction for the Company.  The exercise of a Warrant will result in ordinary compensation income for the Warrant holder at the time of such exercise, assuming the common shares received at such time are transferable or are not subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code).  Income recognized at that time would equal the excess of the fair market value of the common shares at that time over the consideration paid therefor by the Warrant holder.  A deduction for federal income tax purposes will be allowed to the Company in an amount equal to the ordinary income included by a holder of a Warrant in connection with the exercise of such Warrant, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and that no other limitations under the Code, including, without limitation, Section 162(m), apply.

With certain exceptions, Section 162(m) of the Code denies a deduction to a publicly held corporation for compensation paid to certain executive officers in excess of $1,000,000 per executive per taxable year.  One such exception applies to certain performance-based compensation, provided that such compensation has been approved by shareholders in a separate vote and certain other requirements are met.  In general, the Company intends for any Warrants granted under the 2011 Warrant Plan (and the associated compensation) to qualify for the performance-based compensation exception to Section 162(m) of the Code.

No adjustments shall be made to the Warrants unless such adjustment is in compliance with the provisions of the Section 409A of the Code and the rules and regulations promulgated thereunder or other published guidance with respect thereto.

The Board of Directors recommends a vote FOR the Proposed 2011 Senior Executive Warrant Plan.

AUDIT COMMITTEE REPORT

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2010.

Review with Management

The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Auditors

The Audit Committee discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements.  PricewaterhouseCoopers LLP, our independent auditors, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.  The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCooper LLP’s communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence.  The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this Proxy Statement, is compatible with PricewaterhouseCoopers LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.  The Audit Committee has selected PricewaterhouseCoopers LLP as the independent auditor for 2011.

Submitted by the Audit Committee of the Board of Directors

Jeffrey C. Keil, Chairman
Paul M. Dougan
Alan J. Hirschfield
James E. Jordan
Jesse Clyde Nichols, III

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

INDEPENDENT ACCOUNTING FIRM FEES

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor, PricewaterhouseCoopers LLP.  Specifically, the committee has pre-approved certain specific categories of work and an initially authorized annual amount for each category.  For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required.  The Audit Committee has delegated to the Committee chair the ability to pre-approve both general pre-approvals (where no specific, case-by-case approval is necessary) and specific pre-approvals.  Any pre-approval decisions made by the Committee chair under this delegated authority will be reported to the full Audit Committee.  All requests for services to be provided by PricewaterhouseCoopers LLP that do not require specific approval by the Audit Committee must be submitted to the Chief Financial Officer of the Company, who determines that such services are in fact within the scope of those services that have been pre-approved by the Audit Committee.  The Chief Financial Officer reports to the Audit Committee periodically.

The following table sets forth the aggregate fees incurred by us for the following periods relating to our independent accounting firm, PricewaterhouseCoopers LLP:

	Fiscal Year Ended December 31,
	2010	2009
Audit Fees	$2,197,600	$2,269,900
Audit Related Fees	–	153,100
Tax Fees	352,600	492,700
All Other Fees	7,000	2,600
	$2,557,200	$2,918,300

In the table above, in accordance with the SEC’s definitions and rules, Audit Fees are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of the Company’s consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with regulatory filings or engagements.  Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.  Tax Fees are fees for tax compliance, tax advice and tax planning.  All Other Fees are fees for services not included in the first three categories.  All services were approved by the Audit Committee.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders.  If the shareholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee.  If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders’ best interests.

The Board of Directors recommends that the shareholders ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditors to audit our accounts and those of our subsidiaries for 2011.  The Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent auditors for 2011.  PricewaterhouseCoopers LLP are currently our independent auditors.

The Board of Directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2010 Annual Report to Shareholders is being furnished to shareholders concurrently herewith.

Shareholders may request a written copy of our Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, our Corporate Governance Guidelines and our Code of Business Practice, which includes our Code of Practice, by writing to our Corporate Secretary, Laura E. Ulbrandt, at 315 Park Avenue South, New York, New York 10010.  Each of these documents is also available on our website, www.leucadia.com.

PROPOSALS BY SHAREHOLDERS

Proposals that shareholders wish to include in our proxy statement and form of proxy for presentation at our 2012 annual meeting of shareholders must be received by us at 315 Park Avenue South, New York, New York 10010, Attention of Laura E. Ulbrandt, Assistant Vice President and Secretary, no later than December 15, 2011.

Any shareholder proposal must be in accordance with the rules and regulations of the SEC.  With respect to proposals submitted by a shareholder other than for inclusion in our 2012 proxy statement and related form of proxy, timely notice of any shareholder proposal must be received by us in accordance with our by-laws and our rules and regulations no later than December 15, 2011.  Any proxies solicited by the Board of Directors for the 2012 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone.  You may revoke the proxy at any time before it is exercised.  If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.  If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on March 21, 2011, in order to vote your shares at the meeting.

By Order of the Board of Directors

Laura E. Ulbrandt
Assistant Vice President and
Secretary